[Letterhead of T. Rowe Price Group, Inc.]

December 10, 2015

James A. C. Kennedy

Dear Jim:

I would like for you to act as a consultant to me and others at T. Rowe Price (the “Company”) starting April 1, 2016 after you formally retire as an associate. Please pardon the formality of this letter but it will serve as the consulting agreement (“Agreement”) between us and it needs to outline the expectations of the arrangement.

1.
Services. During the term of this Agreement, I’d like you to provide advice and counsel to me and to selected other leaders and investors of the Company. These services would be provided in person, via the telephone or email as appropriate. The amount of time you provide to the Company will be less than four consecutive weeks of full-time days or less than eight weeks of full-time days in any calendar year. To prevent you from being treated as an “access person” for purposes of our Code of Ethics, you will not have access to the Company’s investment research information, and your consulting activities will not include assisting portfolio managers with respect to investment selections or related investment activities (although you can provide general guidance with respect to capital markets and market trends and their impact on the Company’s business).

2.
Compensation. Your compensation for these services will be at an annualized rate of $250,000. For the period April 1, 2016 - December 31, 2016, you will be paid $62,500 per quarter, payable in the first fifteen days of the succeeding quarter. You will be reimbursed for reasonable out-of-pocket expenses, including any required travel to the Company or elsewhere. For purposes of this Agreement, you will be an independent contractor and not an employee of the Company and hence will not be entitled to any benefits or other compensation beyond the consulting payments set forth in this paragraph. You will also be responsible for payment of all taxes associated with your compensation hereunder.

3.
Term. This Agreement shall automatically renew on January 1 of each year for an additional one-year period unless either party provides prior written notice to the other party that it wishes to terminate this arrangement prior to such January 1. In addition, this Agreement may be terminated by either party at any time for any reason with at least thirty (30) days prior written notice to the other party.

4.
Confidentiality. As always Jim, we will expect you to maintain the confidentiality of any non-public information relating to the Company that you obtain as a result of your consulting activity. Such obligation shall continue after the termination of this Agreement. In addition, unless otherwise agreed in writing by the Chair of the Company’s Ethics Committee, you will continue to be bound by the Company’s policies with respect to the trading in Company stock, including its prior clearance and reporting procedures for employees. Provided that you do not obtain information about the Company’s investment research, recommendations, or transactions, you will not be an “access person” under the Company’s Code of Ethics and Conduct and therefore you will not be subject to the Company’s policies with respect to the prior clearance and reporting of your personal securities transactions involving securities other than stock of the Company.

5.	Office Space. We will provide you with appropriate office space, office equipment, secretarial assistance and computer access and support as you may need to carry out your duties under this Agreement.

1.
Other Employment. Should you accept a position as an employee, officer, director or consultant, or an appointment to the board of an investment adviser, an investment company or any publicly traded company, you will need to provide written notice of it to the Chief Executive Officer of the Company and recognize that we may need to modify this relationship or establish protocols or procedures relating to such position to avoid any potential conflicts, or appearance of conflicts that may arise from such relationship.

2.
Entire Agreement. This letter represents our entire agreement, and it may not be modified or altered except by written instrument signed by both parties. This Agreement shall be governed by and constructed in accordance with the laws of the State of Maryland.

Jim, if the foregoing accurately reflects our agreement, please acknowledge by signing and returning the enclosed copy of this letter. I will be grateful to work with you in this capacity.
Very truly yours,

/s/ William J. Stromberg
William J. Stromberg

/s/ James A.C. Kennedy__
James A.C. Kennedy

[T. Rowe Price Second Sheet]